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Avis Budget Group
6 Sylvan Way
Parsippany, NJ 07054

Dear [        ]:

This letter is to confirm that if your employment with Avis Budget Car Rental, LLC (“ABCR” or the “Company”), a subsidiary of Avis Budget Group, Inc., is terminated by ABCR other than: (i) for “Cause” (as defined below); (ii) in connection with your disability which prevents you or is reasonably expected to prevent you from performing services for ABCR for a period of 12 months (your “disability”); or (iii) your death, you will receive (1) a lump-sum severance payment within 15 days following the Release Date (as defined below) equal to [ ] of the sum of (x) your base salary and (y) your target bonus, (2) continued access to company car usage and financial planning for a period of [ ] months and (3) the Company will subsidize the total cost of COBRA coverage such that the contributions required of you for health plan participation during the [ ] month period following your termination shall be substantially equal to the contributions required of active employed executives of ABG (collectively, the “Severance Benefits”). Any other programs and perquisites will be governed by their respective program documents. The provision of the Severance Benefits is subject to, and contingent upon, your executing within forty-five days following your termination of employment and not revoking a separation agreement with ABCR (the date on which the release is no longer revocable, the “Release Date”), in such form determined by ABCR, which requires you, in part, to release all actual and purported claims against ABCR and its affiliates and which also requires you to agree to: (i) protect and not disclose all confidential and proprietary information of ABCR; (ii) not compete, directly or indirectly, against ABCR for a period of no longer than two years after your employment separation or for a period of time and within a geographic scope determined by ABCR to be reasonable to protect ABCR's business interests; and (iii) not solicit any ABCR employees, consultants, agents or customers during and for two years after your employment separation.

“Cause” shall mean: (i) your willful failure to substantially perform your duties as an employee of the Company or any subsidiary, including your willful failure to provide services to Avis Budget Group, Inc., (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against Avis Budget Group, Inc., the Company or any subsidiary; or (iii) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal).

The payments and benefits described in this letter are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, accordingly, to the maximum extent permitted, the terms of this letter shall be interpreted and administered to be in compliance with Section 409A. Each amount to be paid or benefit to be provided in this letter shall be construed as a separate identified payment for purposes of Section 409A. Any payments described in this letter that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.

The Severance Benefits as set forth in this letter are in lieu of and supersede any other severance benefits otherwise payable to you under any other agreement or severance plan of ABCR or its affiliates.

You also agree to the following terms:

1.
During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing so).

2.
You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information, and the Company’s policies and procedures.

3.
All documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

4.
For a period of [ ] months following the termination of your employment with the Company (whether such termination is voluntary or involuntary), you will not become employed with a competitor of the Company, solicit business from any of the Company’s customers, or solicit business from an entity solicited by the Company at any time during the twelve months prior to your termination of employment with the Company.

5.
For a period of [ ] months following the termination of your employment with the Company (whether such termination is voluntary or involuntary), you shall not solicit, aid or induce any employee of the Company to leave such employment.

6.
Should a court issue injunctive relief to enforce any of the terms of this Agreement, or if a court (or jury) determine that you breached any provision of this Agreement, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.

You agree that any disputes over the above terms shall be governed by New Jersey law, shall be resolved in a New Jersey Court or in a federal Court located in New Jersey, and that the terms of this agreement may be enforced by the Company or its successors or assigns.

Per ABCR's standard policy, this letter is not intended, nor should it be considered, to be an employment contract for a definite or indefinite period of time. As you know, employment with ABCR is at will, and either you or ABCR may terminate your employment at any time, with or without cause.

Regards,

Understood and accepted:

_______________________
[            ]

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